EXHIBIT 10.2

KEY EMPLOYEE

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is effective as of January 1, 2023, by and between Fulton Financial Corporation, a Pennsylvania corporation with offices at One Penn Square, Lancaster, Pennsylvania 17602 (“Fulton” and together with its subsidiaries and affiliates, collectively the “Company”) and Curtis J. Myers, an adult individual who resides at the address set forth on the signature page (“Key Employee”).

BACKGROUND

Fulton considers it essential to foster the employment of well-qualified, key management personnel and, in this regard, the Board of Directors of Fulton (the “Board”) recognizes that, as is the case with many publicly-held corporations, the possibility of a change of control of Fulton may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company.

While Fulton remains firmly committed to its policy of remaining a strong, independent regional bank holding company, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of management of the Company to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change of control of Fulton, although no such change is now contemplated.

This Agreement shall become operative only upon a Change in Control (as defined below) of Fulton, and replaces the Change in Control Agreement effective January 1, 2018 in its entirety.

This Agreement is supplemental to, and not in lieu of, and does not supersede the employment agreement between Fulton and Key Employee, dated January 1, 2023, as may be amended from time to time; provided, however, any termination of employment following a Change in Control shall entitle the Key Employee to the severance set forth in this Agreement and not the severance payments under the employment agreement or pursuant to any Fulton severance policy.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Undertakings of Fulton

The information under “Background above” is incorporated into and made a part of the Agreement. Fulton shall provide to Key Employee the severance benefits specified in Section 6 below in the event that any time within the period described in Schedule A to this Agreement (hereinafter referred to as the “Change in Control Period”), (a) Key Employee is terminated by the Company, other than for Cause (as defined in Section 3); or (b) a Good Reason (as defined in

Section 5) condition that adversely impacts the employment of Key Employee comes into existence during the Change in Control Period, and thereafter Key Employee resigns from the Company for Good Reason pursuant to and within the timeline specified in Section 5 below (the occurrence of either (a) or (b) shall be a, “Payment Event”). Unless the term is otherwise extended by the Board or a committee of the Board, this Agreement shall expire, if not terminated earlier in accordance with this Agreement, on December 31 of the year in which the Executive attains the age of sixty-five (65).

Section 2. Change in Control

2.1 For purposes of this Agreement, a “Change in Control” of Fulton shall be deemed to have occurred when:

(a) during any period of not more than thirty-six (36) months, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that (i) any person becoming a director subsequent to the beginning of the period, whose nomination for election or appointment was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of Fulton’s proxy statement in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; and (ii) no individual initially nominated or appointed as a result of an actual or publicly threatened election contest or pursuant to a negotiated agreement with respect to directors or as a result of any other actual or publicly threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(b) the acquisition by any person (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) of beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), of Fulton’s capital stock entitled to thirty percent (30%) or more of the outstanding voting power of all capital stock of Fulton eligible to vote for the election of the Board (“Fulton Voting Securities”); provided, however, that the event described in this paragraph (b) will not be deemed to be a Change in Control by virtue of the ownership, or acquisition, of Fulton Voting Securities: (i) by Fulton, a subsidiary of Fulton, including purchases pursuant to a stock repurchase plan, (ii) by any employee benefit plan (or related trust) sponsored or maintained by Fulton or a subsidiary of Fulton, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) of this definition);

(c) the consummation of a merger, consolidation, division, statutory share exchange, or any other transaction or a series of transactions outside the ordinary course of business involving Fulton (a “Business Combination”), unless immediately following such Business Combination: (i) more than fifty percent (50%) of the total voting power of (x) the entity resulting from such Business Combination, or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least ninety-five percent (95%) of the voting power of such resulting entity (either, as applicable, the

“Surviving Entity”), is represented by Fulton Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Fulton Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Fulton Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity), is or becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity and (iii) at least a majority of the members of the board of directors of the Surviving Entity following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) of this paragraph (c) will be deemed to be a “Non‑ Qualifying Transaction”);

(d) the consummation of a sale of all or substantially all of the assets of Fulton (other than to a wholly owned subsidiary of Fulton); or

(e) Fulton’s shareholders approve a plan of complete liquidation or dissolution of Fulton.

2.2 Actions taken by Fulton to merge, consolidate, liquidate or otherwise reorganize one or more of its subsidiaries or affiliates shall not constitute a Change in Control for purposes of this Agreement.

Section 3. Termination for Cause

3.1 The Company may at any time within a Change in Control Period terminate Key Employee for Cause, in which event Key Employee shall not be entitled to receive the severance benefits specified in Section 6 below.

3.2 For purposes of this Agreement, if Key Employee is party to an employment agreement with the Company, then the term Cause shall be as defined in such employment agreement. If Key Employee is not party to an employment agreement with Fulton, the Company shall have “Cause” to discharge Key Employee only under the following circumstances:
(a) Key Employee shall have committed a felony, or misdemeanor resulting or intending to result directly or indirectly in gain or personal enrichment to Key Employee;

(b) Key Employee’s use of alcohol or other drugs which interferes with the performance by Key Employee of Key Employee’s duties;

(c) Key Employee shall have deliberately and intentionally refused or otherwise failed (for reasons other than incapacity due to accident or physical or mental illness) to substantially perform any of Key Employee’s duties to the Company, with such refusal or failure continuing for a period of at least thirty (30) consecutive days following the receipt by Key Employee of written notice from the Company setting forth in detail the facts upon which the Company relies in concluding that Key Employee has deliberately and intentionally refused or failed to perform such duties;

(d) Key Employee’s conduct that brings public discredit on or injures the reputation of the Company, in the reasonable opinion of the Board or a committee of the Board; or

(e) The Company is legally precluded from employing Key Employee for Key Employee’s position and duties.

The determination as to whether Cause exists shall be made reasonably and in good faith by an affirmative vote of not less than two-thirds of the members of the Board of Fulton.

Section 4. Impact of Death or Disability

4.1 Death. In the event the Key Employee dies prior to the occurrence of a Change in Control, or dies after the occurrence of a Change in Control but prior to any termination of employment by the Company without Cause or by the Key Employee for Good Reason, this Agreement shall terminate and no payments shall be made under Section 6. In the event Key Employee dies after Key Employee’s employment has been terminated without Cause or for Good Reason, any unpaid severance benefits owed under Section 6 hereof shall be made to the estate of Key Employee.

4.2 Disability. For purposes hereof, Disability shall have the meaning set forth in the Company’s long-term disability policy applicable to Key Employee. If, after a Change in Control and prior to termination of employment under this Agreement, Key Employee is unable to perform services for the Company for any period by reason of Disability, the Company will pay and provide Key Employee all compensation and benefits to which Key Employee would have been entitled had Key Employee continued to be actively employed by the Company through the earliest of the following dates: (a) the first date on which Key Employee is not so disabled to such an extent that Key Employee is unable to perform services for the Company (whereupon Key Employee’s employment shall be restored), (b) the date on which Key Employee becomes eligible for Disability payments under the applicable Company long-term disability program or policy, (c) the date on which the Company has provided compensation and benefits for the Change in Control Period, or (d) the date of Key Employee’s death.

Section 5. Resignation for Good Reason

5.1 If a Good Reason (as defined below) comes into existence within the Change in Control Period, and the notice and opportunity to cure time period requirements described in Section 5.2 are satisfied, Key Employee may resign from the Company for Good Reason, in which event Key Employee shall be entitled to receive the severance benefits specified in Section 6 below.

5.2 If Key Employee is party to an employment agreement with the Company, then the term “Good Reason” shall be as defined in such employment agreement; provided, however, a breach by the Company of the employment agreement shall be a Good Reason termination under this Agreement. If Key Employee is not party to an employment agreement with Fulton, Key Employee may resign for Good Reason during the Change in Control Period only if the Company, without Key Employee’s prior written consent, shall have caused a material diminution in Key Employee’s authority, duties, or base compensation, or the Company requires Key Employee to be based at a location outside a thirty-five (35) mile radius of the location where Key Employee worked immediately before the Change in Control. In order to resign hereunder for Good Reason Key Employee must first have provided the Company with written notice of the existence of a Good Reason condition within ninety (90) days of its initial existence, the Company must thereafter fail to remedy the condition within thirty (30) days of receiving written notice of its existence, and the resignation must occur on or before the later of the last day of the Change in Control Period or the 30th day after the end of the required 30-day remedy period. It shall not be deemed to be a material diminution in authority or duties if Key Employee is assigned a different title, position or reporting authority after the Change in Control of the Company so long as Key Employee continues to perform duties which, in aggregate, are similar to some or all of the duties performed by Key Employee immediately before the Change in Control of Fulton. The determination as to whether Good Reason exists shall be made reasonably and in good faith by an affirmative vote of not less than two-thirds of the members of the Board of Fulton within the time frame set forth above.

Section 6. Severance Benefits

In the event that Key Employee becomes eligible for the severance benefits under this Section 6 of this Agreement, the benefits to be provided to Key Employee by Fulton are set forth on Schedule A attached hereto, to be paid over the period set forth on Schedule A.

Section 7. Restrictive Covenants

7.1 Confidential Information. Key Employee acknowledges that through Key Employee’s employment with Fulton, Key Employee will have access to, or may contribute to, certain commercially valuable information and trade secrets belonging to Fulton (collectively, “Confidential Information,” as further defined below). Key Employee further acknowledges that, to safeguard its legitimate interests, it is necessary for Fulton to protect its Confidential Information by keeping it confidential. Key Employee acknowledges that Fulton’s Confidential Information is vital to its success and was acquired and/or developed by Fulton only after considerable expense, time, and energy. Key Employee acknowledges that Fulton would not otherwise disclose Confidential Information to Key Employee without the existence of this Restrictive Covenant provision in this Section 7 and that the unauthorized disclosure and/or use of Confidential Information would cause Fulton to suffer substantial and irreparable harm.

(a) Definition of Confidential Information: The term “Confidential Information” means any and all data and other information related to the business of Fulton that has value to Fulton and is not generally known to the public (whether or not it constitutes a trade secret). Such Confidential Information includes, but is not limited to: data or information relating to any of Fulton’s past, present, or future products or services; customer lists; customer information; fees, costs, and pricing lists or structures; mailing lists; the identity of customers; techniques of doing business; financial and profit information; investment strategies; marketing strategies; competitive information; advertising; compensation information; analysis; reports; formulas; computer software;

designs; drawings; trademarks and brand names under development; accounting and business methods; databases; inventions and new developments and methods, whether patentable or reduced to practice; the existence or terms of any contracts or potential contracts; plans for future business; and materials or information embodying or developed by use of any such Confidential Information. Confidential Information does not include information that is or becomes publicly available through no fault of Key Employee. This provision adds to, and does not limit, Fulton’s rights pursuant to any laws generally protecting confidential information and trade secrets.

(b) Prohibited Use or Disclosure of Confidential Information: Key Employee shall not, at any time during Key Employee’s employment by Fulton or after termination (whether voluntary or involuntary), without the express written authorization of the Board or senior management of Fulton, directly or indirectly, use, cause to be used, or disclose and Confidential Information of which Key Employee becomes aware, except to the extent a particular disclosure or use is required in the performance of Key Employee’s assigned duties for Fulton. Key Employee also agrees not to remove any documents, material or equipment containing Confidential Information from Fulton’s premises, except as required in the performance of Key Employee’s assigned duties for Fulton, and to immediately return any such documents, materials or equipment at the termination of employment (whether voluntary or involuntary, and regardless of the reason).

(c) For the purpose of this Section 7.1, Fulton shall be deemed to refer to Fulton, its successors, and all of its present or future subsidiaries or affiliates.

(d) Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit the Key Employee’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, the Key Employee agrees to waive the Key Employee’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by the Key Employee or anyone else on the Key Employee’s behalf (whether involving a governmental entity or not); provided that the Key Employee’s is not agreeing to waive, and this Agreement shall not be read as requiring the Key Employee to waive, any right the Key Employee may have to receive an award for information provided to any governmental entity. The Key Employee is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to the Key Employee’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

7.2 Non-Solicitation. During the period beginning on the date of termination and ending on the first anniversary thereof (the “Restricted Period”), Key Employee shall not, directly or indirectly:

(a) call upon, solicit, service or accept business from any customer of Fulton or its subsidiaries or affiliates, or in any way interfere with the relationship between any such customer and Fulton (including, without limitation, making any negative or disparaging statements or communications regarding Fulton or its current, past or future personnel);

(b) request that any customer of Fulton not purchase products or services from Fulton, or curtail or cease its business with Fulton;

(c) solicit, induce or entice or attempt to solicit, induce or entice any employee or independent contractor of Fulton, who was employed or engaged by Fulton as of Key Employee’s termination date or within the twelve months preceding Key Employee’s termination date, to leave the employ or engagement of Fulton, or in any way interfere with the relationship between Fulton and any employee or independent contractor thereof; or

(d) except with the consent of the Board or one of its committees, hire or offer employment or engagement to any employee or independent contractor of Fulton who was employed or engaged by Fulton as of Key Employee’s termination date or within the twelve months preceding Key Employee’s termination date.

For purposes of Sections 7.1 and 7.2, Fulton shall be deemed to refer to Fulton, its successors, and all of its present or future subsidiaries or affiliates.

7.3 Injunctive and Other Relief. Key Employee acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Key Employee of Key Employee’s covenants which then apply and accordingly expressly agrees that, in addition to any other remedies which Fulton may have, Fulton shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Key Employee. Nothing contained herein shall prevent or delay Fulton from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Key Employee of any of its obligations hereunder.

7.4 Clawback. Key Employee acknowledges that the Key Employee is subject to a Clawback Policy that may be adopted by Fulton’s Board or any committee thereof. Absent any formal Clawback Policy, the Key Employee agrees that the Key Employee shall be required to forfeit and pay back to Fulton any bonus, other incentive compensation paid or any payments made under this Agreement to the Key Employee if: (a) a bank regulator, court or arbitration body makes a final determination that the Key Employee directly or indirectly violated the law, engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by Fulton; or (b) the independent members of Fulton’s Board determine that the Key Employee has committed a material violation of Fulton’s Code of Conduct.

7.5 Golden Parachute. Key Employee acknowledges that the Key Employee is subject to any Golden Parachute Policy that may be adopted by Fulton’s Board or any committee thereof. In addition to any formal Golden Parachute Policy, the Key Employee agrees to comply with the Federal Deposit Insurance Corporation (“FDIC”) Rules and Regulations related to Golden Parachute and Indemnification Payments contained in 12 CFR Part 359. Key Employee shall assist Fulton with any required regulatory submissions and fully comply with any payment approval requirements covered by 12 CFR Part 359, or required by the FDIC.

Section 8. Mitigation and Setoff

8.1 Key Employee shall not be required to mitigate the amount of any payment or benefit provided for in Section 6 by seeking employment or otherwise and Fulton shall not be entitled to set-off against the amount of any payment or benefit provided for in Section 6 any amounts earned by Key Employee in other employment.

8.2 The Company hereby waives any and all rights to set off in respect to any claim, debt, obligation or other liability of any kind whatsoever, against any payment or benefit provided for in Section 6.

Section 9. Attorneys’ Fees and Related Expenses

All reasonable and documented attorneys’ fees and related expenses incurred by Key Employee in connection with or relating to enforcement by Key Employee of rights under this Agreement shall be paid for in full by Fulton.

Section 10. Successors and Parties in Interest

10.1 This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, including, without limitation, any corporation which acquires, directly or indirectly, by purchase, merger, consolidation or otherwise, all or substantially all of the business or assets of Fulton. Without limitation of the foregoing, Fulton shall require any such successor, expressly assume and agree to perform this Agreement in the same manner and to the same extent that it is required to be performed by Fulton.

10.2 This Agreement is binding upon and shall inure to the benefit of Key Employee and the heirs and personal representatives of Key Employee.

Section 11. Rights under Other Plans

This Agreement is not intended to reduce, restrict or eliminate any benefit to which Key Employee may otherwise be entitled at the time of discharge or resignation under any employee benefit plan of the Company then in effect.

Section 12. Termination

Except as set forth in Section 4.1, this Agreement may not be terminated except by mutual consent of the parties, as evidenced by a written instrument duly executed by Fulton and Key Employee.

Section 13. Notices

All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

(a)     If to Fulton:

Fulton Financial Corporation
One Penn Square
Lancaster, PA 17602
Attention: Chief Legal Officer

(b)    If to Key Employee: The address on the signature page to this    Agreement.

Section 14. Severability

Each provision of this Agreement shall be considered severable. In the event that any provision of this Agreement shall be held to be prohibited, invalid or unenforceable by any law, banking regulation or court of competent jurisdiction, such provision shall be deemed severable from the remainder of the Agreement and such holding shall not invalidate or render unenforceable any other provision of this Agreement.

Section 15. Governing Law, Jurisdiction and Venue

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, and United States Federal law, to the extent applicable. In the event that either party shall institute any suit or other legal proceeding, whether in law or in equity, arising from or relating to this Agreement, the courts of the Commonwealth of Pennsylvania shall have exclusive jurisdiction and venue shall lie exclusively in the Court of Common Pleas of Lancaster County for state actions and the Middle District of Pennsylvania for federal actions.

Section 16. 409A Safe Harbor

Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be obligated to commence payment or distribution to Key Employee of any amount that constitutes nonqualified deferred compensation within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) earlier than the earliest permissible date under Code section 409A that such amount could be paid without additional taxes or interest being imposed under Code section 409A. Fulton and Key Employee agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Code section 409A and to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to Code section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Code section 409A. For purposes of Code section 409A, each payment under this Agreement shall be treated as a right to separate payment and not part of a series of payments. Without limiting the generality of the foregoing, in the event the Key Employee is to receive a payment of compensation hereunder that is on account of a separation from service, such payment is subject to the provisions of Code section 409A, and Key Employee is a “specified employee” (as defined in section 1.409A-1(i) of the Treasury Regulations) of Fulton, then payment shall not be made before the date that is six months after the date of separation from service (or, if earlier than the end of the six month period, the date of the Key Employee’s death). Amounts otherwise payable during such six-month payment shall be accumulated and paid in a lump sum on the first day of the seventh month after the date of separation from service.

Section 17. Funding Obligation

Prior to or simultaneously with a Change in Control over which Fulton has control or within three business days of any other Change in Control, Fulton shall establish an irrevocable grantor trust (also known as a “rabbi trust”) for the benefit of the Key Employee and other key employees of Fulton who are parties to agreements with Fulton similar to this Agreement for the sole purpose of: (a) holding assets equal in value to the present value at any time after a Change in Control of the maximum amount of benefits to which the Key Employee may be entitled under this Agreement and to which such other key employees may be entitled under similar provisions of their respective agreements, and (b) distributing such assets as their payment becomes due. Prior to or simultaneously with a Change in Control over which the Fulton has control or within three business days of any other Change in Control, Fulton shall fund such trust with cash or marketable securities having the value described in Section 17(a); provided that Fulton shall not be obligated to fund such trust at such time if the funding would result in additional tax being owed under Code section 409A, and in such event, Fulton shall fund such trust on the first day it may fund such trust without causing any such additional tax to be owed. Fulton shall reasonably calculate the value described in Section 17(a) assuming that the date on which such calculation is made is the date of the Key Employee’s termination of employment and the corresponding date applicable to such other key employees.

Section 18. Section 280G

In the event that any benefits payable to a Key Employee pursuant to this Agreement or otherwise (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 18 would be subject to the excise tax imposed by Section 4999 of the Code or any comparable successor provisions (the “Excise Tax”), then the Key Employee’s Payments hereunder will be either (x) provided to the Key Employee in full or (y) provided to the Key Employee as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax and any other applicable taxes, results in the receipt by the Key Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. In the event that the Payments are to be reduced pursuant to this Section 18, and none of such Payments are “deferred compensation” subject to Section 409A of the Code, then the reduction will occur in the manner elected by the Key Employee in writing prior to the date of payment. If any Payment constitutes “deferred compensation” subject to Section 409A of the Code or if the Key Employee fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to the Key Employee and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made, until the reduction is achieved. Unless the Company and the Key Employee otherwise agree in writing, any determination required under this Section 18 will be made in writing in good faith by a nationally recognized accounting firm selected by the Company (the “Accountants”) which will provide detailed supporting calculations both to the Company and the Key Employee within fifteen (15) business days of the receipt of notice from the Company or the Key Employee that there has been a payment that may be subject to Section 4999 of the Code, or such earlier time as is requested by the Company, and whose determination will be final, conclusive and binding upon the Key Employee and the Company for all purposes (and the Company will report such payments consistently and will reasonably defend such calculations). For purposes of making the calculations required by this Section 18, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Key Employee agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 18.

Section 19. Entire Agreement

This Agreement constitutes the entire agreement between Fulton and Key Employee concerning the subject matter hereof and supersedes all prior written or oral agreements or understandings between them. No term or provision of this Agreement may be changed, waived, amended or terminated, except by written instrument duly executed by Fulton and by Key Employee.
[Signatures on the following page]

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

ATTEST: FULTON FINANCIAL CORPORATION

By: /s/ Bernadette M. Taylor By: /s/ Natasha R. Luddington
Name: Bernadette M. Taylor Name: Natasha R. Luddington
Title: Chief Human Resources Officer and Title: Chief Legal Officer, Corporate
Senior Executive Vice President Secretary and Senior Executive Vice
President

WITNESS KEY EMPLOYEE

/s/ John R. Merva /s/ Curtis J. Myers
John R. Merva Curtis J. Myers

Address: [Redacted]

Telephone: [Redacted]

SCHEDULE A

CHANGE IN CONTROL PAYMENTS

Key Employee shall receive the following benefits under Section 6 of the Agreement if a Payment Event occurs any time within the ninety (90) days prior to, or the twenty-four (24) months following a Change in Control of Fulton (the “Change in Control Period”):

1. Cash Payments:

(a) an amount equal to three (3.0) times the sum of (i) the annual base salary immediately before the Change in Control and (ii) the average annual cash bonus or other cash incentive compensation awarded to Key Employee over the past three years, or such less number of years as may be applicable if the Key Employee has not been employed as the Chief Executive Officer for three full years on the date of termination, in which cash bonus or other incentive compensation was awarded (all exclusive of any election to defer receipt of compensation Key Employee may have made);

(b) an amount equal to that portion, if any, of Fulton’s contribution to Key Employee’s 401(k), profit sharing, deferred compensation or other similar individual account plan which is not vested as of the date of termination of employment (the “Unvested Company Contribution”), plus an amount which, when added to the Unvested Company Contribution, would be sufficient after Federal, state and local income taxes (based on the tax returns filed by Key Employee most recently prior to the date of termination) to enable Key Employee to net an amount equal to the Unvested Company Contribution; and

(c) up to $10,000.00 for executive outplacement services utilized by Key Employee upon the receipt by Fulton of written receipts or other appropriate documentation.
Such cash payments under Section (a) and (b) shall be made in a lump sum paid within thirty (30) days after the date of termination of employment. The reimbursement for executive outplacement services shall be paid within thirty (30) days after receipt of the written receipts or other appropriate documentation.

2. Fringe Benefits. The Company shall provide, at its expense, to Key Employee for up to twenty-four (24) months following termination of employment life, medical, health, accident and disability insurance and a survivor’s income benefit in form, substance and amount which is, in each case, substantially equivalent to that provided to Key Employee immediately before termination of employment. Key Employee shall pay the same percentage of the total cost of coverage under the applicable employee benefit plans as Key Employee was paying when Key Employee’s employment terminated. The total cost of Key Employee’s continued coverage shall be determined using the same rates for health, life and/or disability coverage that apply from time to time to similarly situated active employees. If Key Employee is legally unable to continue to participate in any such health and welfare employee benefit plan or program provided by Fulton, the Key Employee shall be compensated in respect of such inability to participate through payment by Fulton of an amount equal to the cost that would have been incurred by Fulton (which does not include any amount that would have been paid by the Key Employee) if the Key Employee were able to participate in such plan or program plus an amount determined by Fulton which, when added to the Fulton cost, would be sufficient after Federal, state and local income and payroll taxes (based on the tax returns filed by Executive most recently prior to the date of termination) to enable Executive to net an amount equal to the Fulton annual cost. In addition, Fulton shall pay to Key Employee in a single lump sum as soon as practicable after Key Employee’s termination, to the extent permissible under Section 18 of the Agreement, an aggregate amount equal to two (2) additional years of Fulton retirement plan contributions under each tax qualified or nonqualified defined contribution type of retirement plan in which Key Employee was a participant immediately prior to Key Employee’s termination or resignation and equal to the actuarial present value of two (2) additional years of benefit accruals under each tax qualified or nonqualified defined benefit type of retirement plan in which Key Employee was a participant immediately prior to Key Employee’s termination or resignation, calculated in each case as if Key Employee had continued as a plan participant for the number of additional years indicated above, Key Employee’s annual compensation for plan purposes in the most recently completed plan year of each plan continued unchanged through these additional years, and the retirement plans continued to operate unchanged through the additional years. The actuarial equivalence factors and assumptions generally in use under any defined benefit plan shall be applied in determining lump sum present values of any defined benefit plan additional accruals payable hereunder. In addition, Key Employee shall also have the right to purchase from Fulton, at book value price, any automobile of Fulton, if any, as was used by Key Employee while employed by Fulton, provided that the Key Employee exercises such right within ten (10) days of the Key Employee’s termination of employment and completes the purchase transaction within 30 days of Key Employee’s termination of employment.

3. Vesting of Equity: All stock options, shares of restricted stock, and other equity-based compensation units held by the Key Employee pursuant to any stock option plan, stock option agreement, or other long-term incentive plan or agreement shall be governed by the terms of such plan or agreement, but in the event the plan or agreement is silent on the subject of change in control, all such options, shares, and units shall immediately become vested and exercisable as to all or any part of the shares and rights covered thereby; provided, however, that any performance-based awards shall vest in accordance with the terms of the plan and award agreements evidencing such awards.

4. Death or Disability: If Key Employee dies or becomes Disabled after payments have commenced under this Agreement, the Key Employee and Key Employee’s dependents, beneficiaries, and estate shall receive any benefits payable under Section 6 of the Agreement.